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                                                                    EXHIBIT 10.7

December 9, 2002

Jeffrey D. Pinneo
President and Chief Executive Officer
Horizon Air Industries, Inc.

Dear Jeff:

This letter will document the agreement between Horizon Air Industries, Inc. and you regarding certain retirement benefits at the time of your election to the position of President and Chief Executive Officer of Horizon Air Industries, Inc. ("Horizon").

ALASKA AIRLINES SALARIED RETIREMENT PLAN BENEFITS
As you know, you ceased to accrue additional benefits under the Alaska Airlines Salaried Retirement Plan ("DB Plan") when you transferred to Horizon. This is because Horizon does not offer the DB Plan or any other similar plan. ERISA laws preclude continued benefit accruals by a participant who transfers to a company that does not offer the DB Plan to its employees.

SPECIAL SUPPLEMENTAL RETIREMENT BENEFIT
In connection with your election to the position of President and Chief Executive Officer, Horizon agrees to supplement the retirement benefits you will receive under the DB Plan with the benefits described in this letter. The supplemental retirement benefit will equal the difference between (a) the retirement benefits you actually receive under the DB Plan, and (b) the retirement benefits you would have received under the DB Plan if your compensation and service earned while you are the President and CEO of Horizon were treated as compensation and service with Alaska Airlines. This supplemental benefit will be determined on the earlier of your retirement, severance of employment from Alaska Air Group and all of its subsidiaries, or disability (as defined in the DB Plan), and will be paid at the same time and in the same payment form as the benefit paid from the DB Plan. In the event of your death before benefit payments under the DB Plan begin, this supplemental benefit will be paid to your beneficiary who receives benefits under the DB Plan, at the same time and in the same payment form as that beneficiary receives your DB Plan benefit.

This letter agreement represents the entire agreement between you and Horizon as to the matters described herein and supersedes any prior oral agreement. The sole method of changing this agreement is by written amendment signed by you and Horizon.

Although the calculation of this benefit is based upon the DB Plan, the special supplemental retirement benefit would not be paid out of the DB Plan. Under this agreement, your rights to these supplemental benefits are as a general, unsecured creditor of Horizon. The supplemental benefits will be paid only to you, or to your beneficiary in the event of death, and the benefits cannot be assigned or alienated.

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The ERISA claims procedures in Section 8.8 of the Alaska Air Group, Inc. 1995
Elected Officers Supplementary Retirement Plan, as amended, are incorporated into this letter by reference and apply to the supplemental retirement benefit described in this agreement.

ALASKA AIR GROUP, INC. 1995 ELECTED OFFICERS SUPPLEMENTARY RETIREMENT PLAN You became a participant in the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan ("1995 OSRP") when you were elected to be the President and Chief Executive Officer of Horizon. Under the 1995 OSRP, you will earn retirement benefits based upon your years of service as the President and CEO of Horizon or as an Elected Officer of Alaska Air Group, Inc. or Alaska Airlines, Inc. Attached is a copy of the 1995 OSRP dated August 8, 1995 for your reference. It details the benefits provided under the 1995 OSRP. Under the 1995 OSRP as amended by the Board of Directors on January 30, 2002, the OSRP benefit otherwise payable to plan participants is reduced by any benefits under the DB Plan that are earned while serving as an elected officer. Your 1995 OSRP benefit will be similarly reduced by the special supplemental retirement benefits described in this agreement, and the 1995 OSRP will be amended accordingly.

HORIZON SAVINGS INVESTMENT 401(k) PLAN
You continue to be eligible to make contributions and receive employer-matching contributions under the Horizon Air Industries, Inc. Savings Investment Plan ("401(k) Plan"). As you know, employees of Horizon are not eligible to make contributions to the Alaskasaver 401(k) Plan, and your eligibility for contributions under that plan ceased when you transferred to Horizon.

HORIZON AIR SUPPLEMENTAL SAVINGS PLAN
Because of the additional benefit described in this agreement, you cease to be eligible to make additional contributions or receive additional employer contributions under the Horizon Air Industries, Inc. Supplemental Savings Plan while you are President and CEO of Horizon.

Please sign this letter and one of the other two originals confirming your agreement with the terms outlined above, retain one of the three originals for your files and return the other two signed originals to Keith Loveless.

_________________________________________
John F. Kelly
Chairman, Horizon Air Industries, Inc.
Chairman, President and Chief Executive Officer, Alaska Air Group, Inc.

I agree to the terms outlined above:

Signed: _____________________________________            Date: _________________
Jeffrey D. Pinneo
President and Chief Executive Officer
Horizon Air Industries, Inc.

Enclosures: Two copies of this letter
            1995 OSRP document